UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    September 17, 2007

POKERTEK, INC.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	000-51572	61-1455265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 Crews Road, Suite F Matthews, North Carolina	28105
(Address of Principal Executive Offices)	(Zip Code)

(704) 849-0860

(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)	Resignation of Principal Executive Officer

On September 17, 2007, Gehrig H. “Lou” White resigned as the Chief Executive Officer and Principal Executive Officer of PokerTek, Inc. (the “Company”). Mr. White’s resignation will be effective on September 24, 2007. Mr. White will remain on the Company’s Board of Directors (the “Board”) and has been appointed by the Board to serve as Vice Chairman of the Board, effective September 24, 2007.

(c)	Appointment of Principal Executive Officer
(e)	Entry into material compensatory arrangement

On September 17, 2007, the Board appointed Christopher J.C. Halligan as the Company’s Chief Executive Officer and Principal Executive Officer (the “CEO”). The appointment will be effective on September 24, 2007.

Prior to his appointment as CEO, Mr. Halligan, age 41, served as the Company’s Vice President - Sales and Planning from September 2006 to September 2007. In February 2006, he co-founded Kieden Corporation, an on-demand software business located in San Francisco, California, where he served as a Director until Kieden was purchased by Salesforce.com, inc. in August 2006. Since April 2005, Mr. Halligan has been a significant shareholder and served as a member of the board of directors of Chantilly, Virginia-based Mascot Books, Inc., which publishes children’s books featuring popular sports teams and well-known entertainment personalities. From March 2001 to April 2005, Mr. Halligan was a self-employed consultant in the software and marketing industry. From December 1999 to March 2001, he served as Vice President for North American Operations for webMethods, Inc., which is now part of Software AG.

In connection with Mr. Halligan’s appointment as CEO, (i) the Company and Mr. Halligan intend to enter into a Key Employee Agreement (the “Employment Agreement”), and (ii) the Board authorized a grant to Mr. Halligan of an incentive option to purchase 125,000 shares of the Company’s common stock at the closing market price of the Company’s common stock on September 28, 2007. The option, which will be subject to the terms and conditions of both the PokerTek, Inc. 2007 Stock Incentive Plan and the related form of employee stock option agreement, will have a 10-year term and the shares of the Company’s common stock subject to the option will vest 12.5% every six months from the date of grant, with the first 12.5% installment becoming exercisable on March 28, 2008.

The Employment Agreement is expected to have a two-year term and would entitle Mr. Halligan to receive a base salary of $160,000 per year, subject to the Company’s right to reduce Mr. Halligan’s salary in connection with a reduction of the salaries of all of the Company’s employees. Mr. Halligan’s salary, however, could not be reduced by more than 20% in any single reduction or series of reductions, could not be reduced for a period greater than six months, and any severance payments payable to Mr. Halligan would have to be based on his original base salary before any such reduction. The Employment Agreement also would provide for the grant of the option to purchase 125,000 shares of the Company’s common stock, as discussed above, and would entitle Mr. Halligan to receive the standard benefits generally available to other senior officers of the Company.

In the event that the Company terminates Mr. Halligan’s employment without “cause” (as defined in the Employment Agreement) or if Mr. Halligan terminates his employment for “good reason” (as defined in the Employment Agreement), and upon his execution of a general release, Mr. Halligan would be entitled to severance in the form of continuation of his base salary for three months from the date of termination. In addition, if Mr. Halligan terminates his employment for good reason, he would be entitled to additional severance in the form of reimbursement of any COBRA payments during the three-month period. If Mr. Halligan is terminated for cause or if he voluntarily terminates his employment with the Company for any reason other than good reason, he would not receive severance pay or any other such compensation.

In the event that the Company terminates Mr. Halligan’s employment following a “change of control” (as defined in the Employment Agreement) or the Company relocates Mr. Halligan to a Company office more than 75 miles from Charlotte, North Carolina without his consent, he would be entitled to severance in the form of continuation of his base salary and benefits for three months.

In accordance with the Employment Agreement, the Company and Mr. Halligan intend to enter into a proprietary information and inventions agreement that would, among other things, (i) provide that Mr. Halligan will not disclose the Company’s proprietary or other confidential information to any third party during his employment with the Company and thereafter, and (ii) require Mr. Halligan to assign to the Company his right, title and interest to any and all inventions made or conceived during his employment with the Company. For a period of six months after termination of his employment, Mr. Halligan also would be required to inform the Company of all inventions made or conceived by him and, for a period of one year after termination of his employment, he would be required to inform the Company of all patent applications filed by him or on his behalf. In addition, for a period of one year after the termination of his employment with the Company he would not:

•	provide services to any of the Company’s competitors within the continental United States similar to those provided to the Company during his employment with the Company;

•
solicit or attempt to solicit any of the Company’s employees, independent contractors or consultants to terminate his or her relationship with the Company in order to become an employee, independent contractor or consultant of another entity; or

•	solicit or attempt to solicit any of the Company’s customers with whom Mr. Halligan had contact as a result of his employment with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2007	POKERTEK, INC.

	By:	/s/ Daniel M. Lascell
Daniel M. Lascell, General Counsel